EXHIBIT 5


                                October 30, 2003



Board of Directors
PennFed Financial Services, Inc.
622 Eagle Rock Avenue
West Orange, New Jersey 07052

Members of the Board:

     We have acted as counsel to PennFed Financial Services, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), of Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (the "Registration Statement") filed on March 9, 1998 (Registration No. 333-47591) by PennFed Financial Services, Inc., a Delaware corporation ("PennFed Delaware"). The Company is the successor to PennFed Delaware as a result of a reincorporation merger whereby PennFed Delaware merged with and into the Company, its wholly owned subsidiary, with the Company as the surviving corporation, pursuant to the Plan of Reorganization and Agreement of Merger, dated as of September 16, 2003, between the Company and PennFed Delaware (the "Merger Agreement"). The Registration Statement and the Amendment relate to shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company and an indeterminable amount of interests in the Penn Federal Savings Bank 401(k) Plan (the "Plan"). We understand that the shares of Common Stock utilized for the Plan may be either issued directly from the Company ("original issuance securities") or purchased on the open market by the Plan trustee. This opinion is limited to those shares of Common Stock, if any, which are original issuance securities.

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Plan, the Company's charter and bylaws, PennFed Delaware's certificate of incorporation and bylaws, resolutions of the boards of directors of the Company and PennFed Delaware and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that with respect to the shares of Common Stock, if any, that are original issuance securities:

1.   Such shares have been duly authorized.

2. Such shares will be, when issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             /s/ SILVER, FREEDMAN & TAFF, L.L.P.